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                                                           Exhibit 8.2


                                                                     May 6, 1999

Amerin Corporation
200 East Randolph Drive
49th Floor
Chicago, Illinois 60601

Dear Ladies and Gentlemen:

         We have acted as counsel for Amerin Corporation, a Delaware corporation ("Amerin"), in connection with the proposed merger (the "Merger") of Amerin with and into CMAC Investment Corporation, a Delaware corporation ("CMAC"), pursuant to an Agreement and Plan of Merger dated as of November 22, 1998 (the "Merger Agreement") between Amerin and CMAC. CMAC will change its name to Radian Group Inc. ("Radian") in connection with the Merger.1

         In that connection, you have requested our opinion regarding the material United States federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the joint proxy statement of Amerin and CMAC dated May 6, 1999 (the "Joint Proxy Statement"), the registration statement of CMAC dated May 6, 1999 with respect to the Radian common stock to be issued to the stockholders of Amerin in connection with the Merger (the "Registration Statement"), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Joint Proxy Statement and the Registration Statement and in accordance with the provisions of the Merger Agreement, and (ii) the representations made to us by Amerin and by CMAC in their respective letters to us dated May 6, 1999 and delivered to us for purposes of our opinion are accurate and complete.

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         Our opinion does not address all aspects of United States federal income taxation that may be relevant to a stockholder of Amerin in light of such stockholder's particular circumstances. We have assumed that the stockholders of Amerin are not subject to special rules, such as those that may be applicable to stockholders that (i) are not citizens or residents of the United States, (ii) are financial institutions, tax-exempt organizations, insurance companies or dealers or brokers in securities, (iii) hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, or (iv) acquired their Amerin common stock pursuant to the exercise of employee options or otherwise as compensation.

         Based upon the foregoing, in our opinion, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Amerin and CMAC will each be a party to such reorganization within the meaning of Section 368(b) of the Code. Accordingly, for United States federal income tax purposes:

         (i) no gain or loss will be recognized by a stockholder of Amerin upon its exchange of Amerin common stock for Radian common stock pursuant to the Merger under Section 354 of the Code (except to the extent such stockholder receives cash in lieu of a fractional share of Radian common stock, as discussed below);

         (ii) the aggregate tax basis of Radian common stock received by a stockholder of Amerin as a result of the Merger will be the same as such stockholder's aggregate tax basis in the Amerin common stock surrendered in the exchange (reduced by any such tax basis allocable to a fractional share of Radian common stock for which cash is received by such stockholder);

         (iii) the holding period of the Radian common stock received by a stockholder of Amerin as result of the Merger will include the period during which such stockholder held the Amerin common stock surrendered in the exchange;

         (iv) a stockholder of Amerin that receives cash in lieu of a fractional share of Radian common stock will recognize gain or loss (A) measured by the difference between the amount of cash received and the portion of the tax basis of the Amerin common stock allocable to such fractional share, (B) that generally will be capital gain or loss if such Amerin common stock has been held as a capital asset, and (C) that will be long-term capital gain or loss if such Amerin common stock has been held for more than one year as of the date on which the Merger is effected (the "Closing Date");

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         1 All references in this opinion to CMAC will include a reference to
Radian.

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         (v)      a stockholder of Amerin that receives Radian common stock as a result of the Merger will be required to (A) retain certain records, and (B) file with its appropriate United States federal income tax return a statement setting forth certain facts relating to the Merger; and

         (vi) neither Amerin nor CMAC will recognize gain or loss as a result of the Merger.

         The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Our opinion cannot be relied upon if there is a change in applicable law between the date of such opinion and the Closing Date.

         In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Amerin and from CMAC referred to above, which we have assumed will be true as of the Closing Date. Our opinion cannot be relied upon if any of the facts pertinent to the United States federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from Amerin or from CMAC referred to above is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or the tax consequences of any other transaction.

         This opinion is being provided solely for the benefit of Amerin and its stockholders. No other person or party will be entitled to rely on this opinion.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell in the Joint Proxy Statement under the caption "The Merger -- Federal Income Tax Consequences." In furnishing such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

         Very truly yours,

         /s/ Davis Polk & Wardwell